Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$500,000,000 FIXED RATE SENIOR NOTES DUE 2021

JANUARY 25, 2011

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa2 / AA- / AA- / AAL (STABLE/STABLE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: FEBRUARY 1, 2021

TRADE DATE: JANUARY 25, 2011

SETTLEMENT DATE: FEBRUARY 1, 2011 (T+5)

COUPON: 4.150% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH FEBRUARY 1 AND AUGUST 1, COMMENCING ON AUGUST 1, 2011 AND ENDING ON THE MATURITY DATE

DAY COUNT: 30/360

PRINCIPAL AMOUNT: $500,000,000

ISSUE PRICE: 99.830%

PROCEEDS TO ISSUER: $498,400,000

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

PRICING BENCHMARK: UST 2.625% due 11/15/20

BENCHMARK YIELD: 3.321%

SPREAD TO BENCHMARK: +85 BASIS POINTS

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HBU2/US06406HBU23

BOOKRUNNERS: CITIGROUP GLOBAL MARKETS INC. AND CREDIT SUISSE SECURITIES (USA) LLC

CO-MANAGERS: BNY MELLON CAPITAL MARKETS, LLC, MFR SECURITIES INC., NABSECURITIES, LLC, TOUSSAINT CAPITAL PARTNERS, LLC, UBS SECURITIES LLC, AND WELLS FARGO SECURITIES, LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or Credit Suisse Securities (USA) LLC at 1-800-221-1037.

*A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.